Exhibit 99

Snap-on Announces First Quarter 2026 Results

Sales of $1,207.2 million up 5.8% from Q1 2025, organic sales up 3.4%;
Gross margin of 50.4%, including 40 basis points of unfavorable currency effects, compares to 50.7% last year;
Tools segment sales up 5.0% from a year ago, organic sales up 3.4%

KENOSHA, Wis. — April 23, 2026 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2026.
•Net sales of $1,207.2 million in the first quarter of 2026 represented an increase of $66.1 million, or 5.8%, from 2025 levels, reflecting a $39.2 million, or 3.4%, organic sales gain and $26.9 million of favorable foreign currency translation.
•Operating earnings before financial services for the quarter of $250.8 million compared to $243.1 million last year. As a percentage of net sales, operating earnings before financial services were 20.8% including 40 basis points of unfavorable foreign currency effects and compared to 21.3% in 2025.
•Financial services revenue in the quarter of $101.1 million compared to $102.1 million in 2025; financial services operating earnings of $68.0 million compared to $70.3 million last year.
•Consolidated operating earnings for the quarter of $318.8 million compared to $313.4 million in 2025. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 24.4% in the first quarter compared to 25.2% last year.
•The first quarter effective income tax rate was 22.0% in 2026 and 22.2% in 2025.
•Net earnings in the quarter of $247.0 million, or $4.69 per diluted share, compared to net earnings of $240.5 million, or $4.51 per diluted share, a year ago.
See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.
“Our first quarter was encouraging, led by robust sales growth with customers in critical industries and improved activity in the U.S. Tools Group, both demonstrating our considerable momentum despite the ongoing and ever-evolving turbulence,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “While meaningful headwinds persist, including broad uncertainty among our technician customer base in the U.S., international supply chain disruptions, and a number of global conflicts, we are confident in the strength, resilience, and criticality of our markets. In addition, we remain focused on wielding and building the power inherent in our products, in our brands, and in our people, continuing to invest in these corridors of advantage even in the midst of these increasingly difficult times. We believe our results show the diverse opportunities along our runways for growth both within automotive repair and with customers outside the garage. In that regard, we’ve maintained our actions to match the current preference of vehicle technicians for quick payback items and to extend our penetration of critical industries with effective customized solutions. At the same time, we’re leveraging our Snap-on Value Creation Processes to
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proceed through the challenges of today, driving improvements across the organization that we expect will author substantial and sustained gains as we move forward. As always, I want to thank our franchisees and associates worldwide for their notable contributions to our progress, for their unwavering dedication to our team, and for their steadfast belief in the significant potential of our future.”
Segment Results
Commercial & Industrial Group segment sales of $381.0 million in the quarter compared to $343.9 million last year, reflecting a $25.2 million, or 7.1%, organic sales gain and $11.9 million of favorable foreign currency translation. The organic increase includes higher sales in each of the segment’s operations, led by improved activity with customers in critical industries and in the specialty torque business.
Operating earnings of $54.9 million in the period compared to $53.2 million in 2025. The operating margin (operating earnings as a percentage of segment sales) of 14.4%, including 50 basis points of unfavorable currency effects, compared to 15.5% last year.
Snap-on Tools Group segment sales of $486.0 million in the quarter compared to $462.9 million last year, reflecting a $15.9 million, or 3.4%, organic sales increase and $7.2 million of favorable foreign currency translation. The organic gain is due to higher sales both in the U.S. and in the segment’s international operations.
Operating earnings of $105.0 million in the period compared to $92.4 million in 2025. The operating margin of 21.6% improved 160 basis points from 20.0% a year ago.
Repair Systems & Information Group segment sales of $485.3 million in the quarter compared to $475.9 million in 2025, primarily reflecting $9.1 million of favorable foreign currency translation. On an organic basis, increased sales of diagnostic and repair information products to independent repair shop owners and managers were offset by lower activity with OEM dealerships, while undercar equipment was essentially flat.
Operating earnings of $119.5 million in the period compared to $122.1 million in 2025. The operating margin of 24.6%, including 60 basis points of unfavorable currency effects, compared to 25.7% last year.
Financial Services operating earnings of $68.0 million on revenue of $101.1 million in the quarter compared to operating earnings of $70.3 million on revenue of $102.1 million last year. Originations of $264.6 million in the first quarter represented a decrease of $4.1 million, or 1.5%, from 2025 levels.
Corporate expenses in the first quarter of $28.6 million compared to $24.6 million last year.
Outlook
We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. Snap-on expects to make ongoing progress along its decisive runways for coherent growth, leveraging capabilities already proven in the automotive repair arena, developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure are high. In pursuit of these initiatives, we project that capital expenditures in 2026 will approximate $100 million, of which $21.2 million was incurred in the first three months of the year.
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Snap-on currently anticipates that its full-year 2026 effective income tax rate will be in the range of 22% to 23%.
Conference Call and Webcast on April 23, 2026, at 9:00 a.m. Central Time
A discussion of this release will be webcast on Thursday, April 23, 2026, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.
Non-GAAP Measures
References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.
About Snap-on
Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2025, and is headquartered in Kenosha, Wisconsin.
Forward-looking Statements
Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking
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statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.
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For additional information, please visit www.snapon.com or contact:
Investors:                                Media:
Sara Verbsky                                Samuel Bottum
262/656-4869                                262/656-5793

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(Unaudited)

	Three Months Ended
	April 4,	March 29,
	2026	2025

Net sales	$1,207.2	$1,141.1
Cost of goods sold	(598.9)	(562.6)
Gross profit	608.3	578.5
Operating expenses	(357.5)	(335.4)
Operating earnings before financial services	250.8	243.1

Financial services revenue	101.1	102.1
Financial services expenses	(33.1)	(31.8)
Operating earnings from financial services	68.0	70.3

Operating earnings	318.8	313.4
Interest expense	(12.4)	(12.4)
Other income (expense) – net	16.8	14.4
Earnings before income taxes	323.2	315.4
Income tax expense	(69.7)	(68.7)
Net earnings	253.5	246.7
Net earnings attributable to noncontrolling interests	(6.5)	(6.2)
Net earnings attributable to Snap-on Incorporated	$247.0	$240.5

Net earnings per share attributable to Snap-on Incorporated:
Basic	$4.76	$4.59
Diluted	4.69	4.51

Weighted-average shares outstanding:
Basic	51.9	52.4
Effect of dilutive securities	0.8	0.9
Diluted	52.7	53.3

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(Unaudited)

	Three Months Ended
	April 4,	March 29,
	2026	2025
Net sales:
Commercial & Industrial Group	$381.0	$343.9
Snap-on Tools Group	486.0	462.9
Repair Systems & Information Group	485.3	475.9
Segment net sales	1,352.3	1,282.7
Intersegment eliminations	(145.1)	(141.6)
Total net sales	1,207.2	1,141.1
Financial Services revenue	101.1	102.1
Total revenues	$1,308.3	$1,243.2

Operating earnings:
Commercial & Industrial Group	$54.9	$53.2
Snap-on Tools Group	105.0	92.4
Repair Systems & Information Group	119.5	122.1
Financial Services	68.0	70.3
Segment operating earnings	347.4	338.0
Corporate	(28.6)	(24.6)
Operating earnings	318.8	313.4
Interest expense	(12.4)	(12.4)
Other income (expense) – net	16.8	14.4
Earnings before income taxes	$323.2	$315.4

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	April 4,	January 3,
	2026	2026
Assets
Cash and cash equivalents	$1,753.3	$1,624.5
Trade and other accounts receivable – net	890.7	881.4
Finance receivables – net	598.2	590.2
Contract receivables – net	127.4	130.0
Inventories – net	1,020.5	1,025.2
Prepaid expenses and other current assets	157.6	151.5
Total current assets	4,547.7	4,402.8

Property and equipment – net	547.7	552.3
Operating lease right-of-use assets	89.9	83.7
Deferred income tax assets	74.3	72.5
Long-term finance receivables – net	1,273.3	1,298.8
Long-term contract receivables – net	417.6	423.1
Goodwill	1,102.1	1,109.5
Other intangible assets – net	267.2	270.7
Pension assets	173.3	173.8
Other long-term assets	23.3	25.1
Total assets	$8,516.4	$8,412.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$316.2	$16.2
Accounts payable	253.6	229.1
Accrued benefits	69.7	64.7
Accrued compensation	66.2	77.2
Franchisee deposits	64.4	66.2
Other accrued liabilities	519.0	465.1
Total current liabilities	1,289.1	918.5

Long-term debt	886.9	1,186.4
Deferred income tax liabilities	92.8	87.0
Retiree health care benefits	17.2	17.7
Pension liabilities	81.7	85.7
Operating lease liabilities	67.9	61.8
Other long-term liabilities	97.7	98.4
Total liabilities	2,533.3	2,455.5

Equity
Shareholders' equity attributable to Snap-on Incorporated
Common stock	67.5	67.5
Additional paid-in capital	575.1	578.5
Retained earnings	8,257.4	8,137.5
Accumulated other comprehensive loss	(375.9)	(354.8)
Treasury stock at cost	(2,566.0)	(2,496.9)
Total shareholders' equity attributable to Snap-on Incorporated	5,958.1	5,931.8
Noncontrolling interests	25.0	25.0
Total equity	5,983.1	5,956.8
Total liabilities and equity	$8,516.4	$8,412.3

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended
	April 4,	March 29,
	2026	2025
Operating activities:
Net earnings	$253.5	$246.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	19.7	18.3
Amortization of other intangible assets	5.3	5.7
Provisions for losses on finance receivables	18.3	18.2
Provisions for losses on non-finance receivables	5.1	5.8
Stock-based compensation expense	6.8	4.5
Deferred income tax provision	3.8	3.7
Loss on sales of assets	0.1	—
Changes in operating assets and liabilities, net of effects of the acquisition:
Trade and other accounts receivable	(17.1)	(33.4)
Contract receivables	6.5	2.9
Inventories	3.0	(3.0)
Prepaid expenses and other assets	(7.9)	(9.4)
Accounts payable	29.4	18.5
Accrued and other liabilities	42.2	20.0
Net cash provided by operating activities	368.7	298.5

Investing activities:
Additions to finance receivables	(218.4)	(218.9)
Collections of finance receivables	215.9	210.7
Capital expenditures	(21.2)	(22.9)
Acquisition of business, net of cash acquired	(5.1)	—
Disposals of property and equipment	0.4	0.1
Other	(0.2)	(1.0)
Net cash used by investing activities	(28.6)	(32.0)

Financing activities:
Net increase in other short-term borrowings	0.4	4.5
Cash dividends paid	(126.8)	(112.2)
Purchases of treasury stock	(99.9)	(87.2)
Proceeds from stock purchase plans and stock option exercises	30.6	18.3
Other	(15.4)	(17.0)
Net cash used by financing activities	(211.1)	(193.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	1.5
Increase in cash and cash equivalents	128.8	74.4

Cash and cash equivalents at beginning of year	1,624.5	1,360.5
Cash and cash equivalents at end of period	$1,753.3	$1,434.9

Supplemental cash flow disclosures:
Cash paid for interest	$(13.8)	$(13.6)
Net cash paid for income taxes	(19.4)	(19.8)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and Financial Services businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostics, equipment products, software, and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(Unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	April 4,	March 29,	April 4,	March 29,
	2026	2025	2026	2025

Net sales	$1,207.2	$1,141.1	$—	$—
Cost of goods sold	(598.9)	(562.6)	—	—
Gross profit	608.3	578.5	—	—
Operating expenses	(357.5)	(335.4)	—	—
Operating earnings before financial services	250.8	243.1	—	—

Financial services revenue	—	—	101.1	102.1
Financial services expenses	—	—	(33.1)	(31.8)
Operating earnings from financial services	—	—	68.0	70.3

Operating earnings	250.8	243.1	68.0	70.3
Interest expense	(12.4)	(12.4)	—	—
Intersegment interest income (expense) – net	17.0	17.0	(17.0)	(17.0)
Other income (expense) – net	16.8	14.4	—	—
Earnings before income taxes and equity earnings	272.2	262.1	51.0	53.3
Income tax expense	(57.0)	(55.4)	(12.7)	(13.3)
Earnings before equity earnings	215.2	206.7	38.3	40.0
Financial services – net earnings attributable to Snap-on Incorporated	38.3	40.0	—	—
Net earnings	253.5	246.7	38.3	40.0
Net earnings attributable to noncontrolling interests	(6.5)	(6.2)	—	—
Net earnings attributable to Snap-on Incorporated	$247.0	$240.5	$38.3	$40.0

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(Unaudited)

	Operations*		Financial Services
	April 4,	January 3,	April 4,	January 3,
	2026	2026	2026	2026
Assets
Cash and cash equivalents	$1,752.8	$1,624.1	$0.5	$0.4
Intersegment receivables	15.5	20.3	—	—
Trade and other accounts receivable – net	889.1	880.2	1.6	1.2
Finance receivables – net	—	—	598.2	590.2
Contract receivables – net	4.9	4.9	122.5	125.1
Inventories – net	1,020.5	1,025.2	—	—
Prepaid expenses and other current assets	159.2	154.7	12.8	11.2
Total current assets	3,842.0	3,709.4	735.6	728.1

Property and equipment – net	545.1	549.8	2.6	2.5
Operating lease right-of-use assets	84.8	78.4	5.1	5.3
Investment in Financial Services	396.1	400.3	—	—
Deferred income tax assets	47.2	45.4	27.1	27.1
Intersegment long-term notes receivable	794.0	815.0	—	—
Long-term finance receivables – net	—	—	1,273.3	1,298.8
Long-term contract receivables – net	7.1	8.0	410.5	415.1
Goodwill	1,102.1	1,109.5	—	—
Other intangible assets – net	267.2	270.7	—	—
Pension assets	173.3	173.8	—	—
Other long-term assets	42.4	44.1	0.3	0.3
Total assets	$7,301.3	$7,204.4	$2,454.5	$2,477.2

Liabilities and Equity
Notes payable and current maturities of long-term debt	$16.5	$16.2	$299.7	$—
Accounts payable	252.0	227.6	1.6	1.5
Intersegment payables	—	—	15.5	20.3
Accrued benefits	69.7	64.6	—	0.1
Accrued compensation	64.1	74.2	2.1	3.0
Franchisee deposits	64.4	66.2	—	—
Other accrued liabilities	501.2	455.1	32.2	24.4
Total current liabilities	967.9	903.9	351.1	49.3

Long-term debt and intersegment long-term debt	—	—	1,680.9	2,001.4
Deferred income tax liabilities	92.8	87.0	—	—
Retiree health care benefits	17.2	17.7	—	—
Pension liabilities	81.7	85.7	—	—
Operating lease liabilities	62.4	56.3	5.5	5.5
Other long-term liabilities	96.2	97.0	20.9	20.7
Total liabilities	1,318.2	1,247.6	2,058.4	2,076.9

Total shareholders’ equity attributable to Snap-on Incorporated	5,958.1	5,931.8	396.1	400.3
Noncontrolling interests	25.0	25.0	—	—
Total equity	5,983.1	5,956.8	396.1	400.3
Total liabilities and equity	$7,301.3	$7,204.4	$2,454.5	$2,477.2

* Snap-on with Financial Services presented on the equity method.